UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

232 Strawbridge Drive

Moorestown, NJ 08057

(Address of Principal Executive Offices)

(856) 291-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2016, the Company entered into three agreements modifying the compensation rights of the Company’s named executive officers. The Company’s Board of Directors (the “Board”) determined that such changes were advisable and in the best interests of the Company to retain and properly incentivize these key executives given certain uncertainties arising out of the previously disclosed unsolicited offer from Orchestra-Premaman S.A.

With respect to Anthony M. Romano, the Company’s Chief Executive Officer, President & Interim Chief Financial Officer, the Board approved a Transaction Bonus Agreement (the “Romano Bonus Agreement”) pursuant to which Mr. Romano is eligible for a transaction bonus equal to $350,000. This transaction bonus would be payable in the event (i) by May 31, 2017 the Company completes a change in control transaction that is approved by the Board, and (ii) Mr. Romano completes 90 days of service following the closing of that transaction. The 90 day service requirement would be waived if, during that period, Mr. Romano dies, becomes disabled, resigns with good reason or is terminated without cause.

The Romano Bonus Agreement with Mr. Romano also amends the severance provisions of Mr. Romano’s employment agreement to provide that, if Mr. Romano resigns with good reason or is terminated without cause within two years following a change in control, Mr. Romano will receive an additional severance amount equal to the greater of (i) his target bonus (presently, 100% of his base salary), or (ii) the average actual performance bonus received for the two years preceding the transaction. Previously, this element of Mr. Romano’s severance was the average actual performance bonus he received for the two years preceding the transaction.

With respect to Ronald J. Masciantonio, the Company’s Executive Vice President & Chief Administrative Officer, the Board approved a Transaction Bonus and Retention Agreement (the “Masciantonio Bonus Agreement”) pursuant to which Mr. Masciantonio is eligible to receive a retention bonus equal to 30% of his base salary and a transaction bonus equal to 60% of his base salary. The retention bonus will be payable to Mr. Masciantonio if he continues in service with the Company through the earlier of (i) May 31, 2017, or (ii) 60 days following the dissolution of a Board committee formed to evaluate certain strategic alternatives. The transaction bonus will be payable to Mr. Masciantonio if (x) the Company completes by May 31, 2017 a change in control transaction that is approved by the Board, and (y) Mr. Masciantonio completes 90 days of service following the closing of that transaction. Both the 60 day and 90 day service requirements described above would be waived if, during that period, Mr. Masciantonio dies, becomes disabled, resigns with good reason or is terminated without cause. If a transaction bonus becomes payable, the retention bonus would no longer be applicable.

The Masciantonio Bonus Agreement also provides that Mr. Masciantonio’s currently outstanding time-vested equity awards will vest in full upon the occurrence of a change in control transaction, provided he remains in service through the closing of the transaction.

The Board also approved an Amended and Restated Executive Employment Agreement for Mr. Masciantonio (the “Restated Employment Agreement”) whereby the Company incorporated all of the previously disclosed amendments to Mr. Masciantonio’s Executive Employment Agreement. In addition, the Restated Employment Agreement: (i) increases the post-change in control period during which enhanced severance protection is applicable to Mr. Masciantonio from 12 to 24 months, (ii) increases the salary continuation element of Mr. Masciantonio’s post-change in control severance benefits from 1.5 years of base salary to 2.0 years of base salary, (iii) adds to Mr. Masciantonio’s post-change in control severance benefits an additional amount equal to his target bonus (presently, 60% of base salary), (iv) incorporates Mr. Masciantonio’s restrictive covenants (which had previously been contained in a separate document), (v) revises the definition of prohibited competitive activities to conform more closely to the definitions contained in the employment agreements of other Company executives, and (vi) changes the period during which those covenants apply following termination from 24 months in all cases to (A) 24 months in the case of a resignation with good reason or a termination without cause occurring within the 24 month period following a change in control, or (B) 12 months in all other cases.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Romano Bonus Agreement, the Masciantonio Bonus Agreement and the Restated Employment Agreement, which documents are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Transaction Bonus Agreement, dated May 31, 2016, by and between the Company and Anthony M. Romano

10.2	Transaction Bonus and Retention Agreement, dated May 31, 2016, by and between the Company and Ronald J. Masciantonio

10.3	Amended and Restated Executive Employment Agreement, dated May 31, 2016, by and between the Company and Ronald J. Masciantonio

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: June 1, 2016	DESTINATION MATERNITY CORPORATION

	By:	/s/ Anthony M. Romano
Anthony M. Romano
Chief Executive Officer, President &
Interim Chief Financial Officer

Exhibit Index

10.1	Transaction Bonus Agreement, dated May 31, 2016, by and between the Company and Anthony M. Romano

10.2	Transaction Bonus and Retention Agreement, dated May 31, 2016, by and between the Company and Ronald J. Masciantonio

10.3	Amended and Restated Executive Employment Agreement, dated May 31, 2016, by and between the Company and Ronald J. Masciantonio